CUMBERLAND PHARMACEUTICALS APPOINTS RICK S. GREENE AS

VICE PRESIDENT, FINANCE & ACCOUNTING

NASHVILLE, Tenn., (April 4, 2011) — Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology markets, today announced that Rick S. Greene, a long-time financial advisor to the Company, has been appointed interim Vice President, Finance & Accounting effective April 5, 2011. Mr. Greene has more than 20 years of experience in financial management and reporting. He previously served as Chief Financial Officer at Surgical Alliance Corporation, a specialty hospital company, and Director of Financial Operations at Phycor, Inc., a publicly-held physician management company. He also has held positions at the national accounting firms Ernst & Young and Crowe Horwath.

Mr. Greene is the Market Leader for Crowe Horwath’s Tennessee healthcare practice, where he has developed and led a financial advisory team serving private equity firms, technology, pharmaceutical and other healthcare companies. Mr. Greene and his team supported Cumberland’s accounting department in the preparation of the Company’s Initial Public Offering, as well as Cumberland’s ongoing financial statement preparation and SEC reporting.

David L. Lowrance, who has been serving as Cumberland’s Vice President, Finance & Accounting and Chief Financial Officer, will transition out of that role as he pursues interests outside of the Company following his acceptance of an appointment at a private healthcare company.

“We welcome and support Rick in his new role and are fortunate that we are able to draw on his depth of knowledge and experience with our Company,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We are grateful for Dave’s contributions to the Company and wish him well in his new endeavors. We believe that this is an appropriate time for such a transition, following the completion and filing of our 2010 audited financials as well as the conclusion of our first Sarbanes-Oxley audit.”

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s product portfolio includes Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, and Kristalose® (lactulose) for Oral Solution, a prescription laxative. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information on Cumberland, please visit the Company’s website at www.cumberlandpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or a failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company’s 2010 Annual Report on Form 10-K filed with the SEC on March 11, 2011. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Angela Novak Corporate Relations (615) 255-0068 investors@cumberlandpharma.com	Rebecca Kirkham Lovell Communications (615) 297-7766 rebecca@lovell.com

SOURCE: Cumberland Pharmaceuticals Inc.

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